Blazzard, Grodd & Hasenauer, P.C.
943 Post Road East
Westport, CT 06880
(203) 226-7866




February 24, 1997


Board of Directors
Preferred Life Insurance Company
     of New York
152 West 57th St., 18th Floor
New York, NY 10019

RE:  Opinion of Counsel - Preferred Life Variable Account C

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of Form 24F-2 with respect to Preferred Life Variable Account C.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

      1. Preferred Life Variable Account C is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

         2. Upon the acceptance of purchase payments made by a contract owner pursuant to a Contract issued in accordance with the Prospectus contained in the registration statement and upon compliance with applicable law, such contract owner will have a legally-issued, fully paid and non-assessable contractual interest in Preferred Life Variable Account C.

This opinion is limited solely to its use as an exhibit to your Form 24F-2 filed pursuant to Rule 24f-2.

Sincerely,

BLAZZARD, GRODD & HASENAUER, P.C.



By: /S/ LYNN KORMAN STONE
    -------------------------------
        Lynn Korman Stone